Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. APPROVES

STOCK REPURCHASE PROGRAM

CHICAGO, IL, February 26, 2020  – First Midwest Bancorp, Inc. (the “Company”) announced today that its Board of Directors has approved a new stock repurchase program that authorizes the Company to repurchase up to $200 million of its common stock.  Stock repurchases under this program may be made from time to time on the open market,  in privately negotiated transactions or through accelerated share repurchase programs at prices to be determined by the Company.  The program will be in effect until December 31, 2021.  The new stock repurchase program replaces the Company’s prior program scheduled to expire at the end of March 2020, under which the Company was authorized to repurchase up to $180 million of its common stock and has repurchased approximately $44.9 million of shares.

About First Midwest

First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $18 billion of assets and an additional $12 billion of assets under management.  First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services through locations in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois and eastern Iowa. Visit First Midwest at www.firstmidwest.com.

Forward-Looking Statements

This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those relating to First Midwest’s new stock repurchase program, including the timing and amount of any repurchases under the program.  In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “outlook,” “predict,” “project,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words of similar import.  Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control.  It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements.  First Midwest cautions you not to place undue reliance on these statements.  Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements to reflect new information, events or conditions.  These statements are subject to certain risks, uncertainties and assumptions, including those discussed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

First Midwest’s Annual Report on Form 10-K for the year ended December 31, 2018, and in First Midwest’s subsequent filings made with the Securities and Exchange Commission.  These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest’s business and financial performance.

CONTACT:

Patrick S. Barrett
EVP, Chief Financial Officer
(708) 831-7231
pat.barrett@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

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